Exhibit 99.1

CONTACT:                                                                                                           FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development and

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 2nd QUARTER SALES AND EARNINGS

Continued Gross Margin Improvement Offsets The Impact Of Lower Sales

GREENWICH, CT, USA, August 30, 2007: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the second quarter ended July 31, 2007 declined approximately 11% to $234.9 million compared to $262.6 million for the prior year period.  The sale of the Blyth HomeScents International (BHI) North American mass channel candle business had a 4 percentage point negative impact on second quarter Net Sales.

The second quarter is historically Blyth’s smallest quarter for both sales and profits.  Lower second quarter sales in PartyLite’s U.S. market was the principal factor for the second quarter sales decline.  In addition, lower sales in the Company’s Wholesale segment were partially offset by sales growth in the Catalog & Internet segment.  Foreign exchange had a 2 percentage point favorable impact on second quarter Net Sales.  International sales represented 30% of total sales in the second quarter this year and 26% last year.

Second quarter Operating Profit was $7.7 million this year versus an Operating Loss of $27.7 million last year.  Last year’s loss included a non-cash, pre-tax goodwill impairment charge of $36.8 million from the write-down of goodwill associated with Blyth’s North American Wholesale businesses.  In addition, the BHI North American mass channel candle business experienced a loss of $5.0 million this year and $3.6 million last year.  Excluding the goodwill impairment charge from last year, as well as BHI’s losses from both years, Operating Income for the second quarter would have been $12.7 million this year versus $12.7 million last year.

Net Earnings for the second quarter were $3.2 million versus a Net Loss of $89.4 million a year earlier.  Last year’s Net Loss reflects discontinued operations and impairment charges related to Blyth’s Wholesale segment.  Net Earnings Per Diluted Share for the second quarter this year were $.08 compared to a loss of $2.24 a year earlier.  Excluding last year’s goodwill impairment charge and discontinued operations associated with the European Wholesale business, as well as charges and losses related to the BHI North American mass channel candle business this year and last year and a tax provision related to unremitted foreign earnings this year, diluted Earnings Per Share for the quarter would have been $0.18 per share this year compared to $0.19 per share last year.

Net Sales for the six months ending July 31, 2007 declined 7% to $505.2 million from $542.9 million reported for the same period a year ago.  The sale of the BHI North American mass channel candle business had a 3 percentage point negative impact on Net Sales for the first six months.  Operating Income for the six months was $24.3 million versus an Operating Loss of $13.7 million a year earlier.  Excluding (on a pre-tax basis) last year’s goodwill impairment charge of $36.8 million, as well as losses experienced by the BHI North American mass channel candle business of $7.5 million this year and $3.7 million last year and PartyLite’s restructuring charge of $0.5 million this year, Operating Income for the first six months would have been $32.3 million this year versus $26.8 million last year, an increase of 21%.

Net Income for the first six months was $14.9 million compared to a Net Loss of $120.0 million last year.  As previously noted, last year’s loss reflects the discontinued operations and the goodwill impairment charges related to Blyth’s Wholesale segment.  Net Earnings Per Share were $0.37 compared to a loss of $2.98 for last year’s first half.  The BHI North American mass channel candle business experienced after tax losses of $4.6 million this year and $2.3 million in last year’s first half.  Excluding these charges from both years, as well as a first quarter after tax charge of $0.3 million related to restructuring activities within PartyLite this year, the goodwill impairment charge, discontinued operations from last year and a tax provision related to unremitted foreign earnings this year, diluted earnings per share for the first six months would have been $0.59 this year versus $0.39 last year.

A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table.  This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “During the second quarter, which is typically the smallest quarter for the Company, we were able to control costs aggressively, resulting in improved year-to-date operating profit versus last year.  We are seeing the effects of continued weakness in the housing sector, resulting in softness in home décor purchases, as well as overall lower discretionary consumer spending that may relate to higher gasoline prices.  We will endeavor to offset the impact of these forces with continued expense management and selective promotional activity.”

In the Direct Selling segment, second quarter Net Sales declined 10% to $130.2 million versus $144.0 million for the same period last year principally due to a sales decline of 24% in PartyLite’s U.S. market.  A lower Consultant base, coupled with lower productivity versus last year, was the primary driver of the sales decline.  Active independent sales Consultants total over 20,000 in the U.S. versus over 24,000 in last year’s second quarter.  Management is focused on selective promotions and leadership development, as well as training and sales initiatives to improve sales momentum for PartyLite sales Consultants.

In PartyLite Canada, sales declined 6% in local currency during the quarter, which translated into a 3% sales decline on a U.S. Dollar reported basis, with active independent sales Consultants totaling more than 4,000 this year and last year.  PartyLite Europe’s sales declined 5% in local currencies during the quarter, which translated into a sales growth of 2% on a U.S. Dollar reported basis.  Strong sales growth in PartyLite’s newest European markets partially offset sales declines in more mature markets, which resulted from lower promotional activity versus prior year.  PartyLite’s European active independent sales Consultants total more than 16,000 this year and last year.

Second quarter operating profit in the Direct Selling segment increased to $15.4 million from $14.4 million in the same period last year and was driven by gross margin improvement and the aforementioned reduction in promotional activity, partially offset by higher commodity costs versus prior year.

In the Catalog & Internet segment, second quarter Net Sales increased 5% to $40.2 million due to increased sales for Boca Java, an on-line premium gourmet coffee and tea retailer, and year over year growth within the core catalogs of the Miles Kimball Company.  Second quarter operating loss in this segment was $2.9 million versus an operating loss of $2.3 million in the same period last year. This segment’s higher operating loss reflects increased advertising spending in the Boca Java business.

In the Wholesale segment, second quarter Net Sales declined 20% to $64.5 million versus $80.2 million for the same period last year principally due to the sale of the BHI North American mass channel candle business in the first quarter of this year, as well as soft home décor sales.  Excluding BHI, second quarter Wholesale segment Net Sales declined  8% versus the prior year.

Second quarter operating loss in the Wholesale segment was $4.8 million compared to last year’s second quarter operating loss of $39.8 million.  Included in the segment results are the aforementioned BHI loss on operations, and restructuring and impairment charges of $5.0 million this year and $3.6 million last year.  Also included in last year’s results was a $36.8 million goodwill impairment charge.  Therefore, excluding the charges and losses from both years, operating profit would have been $0.2 million this year versus $0.6 million last year.  Gross margin improvement within certain Wholesale segment business units was offset by the impact of sales volume declines, a mix shift towards close-out home décor products and higher commodity costs than in last year’s second quarter.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on August 31st at 2:00 pm EST.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events), risks associated with regulations proposed by the Federal Trade Commission and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007.

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BLYTH, INC.
Condensed Consolidated Statements of Earnings
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended July 31,	Ended July 31,	Ended July 31,	Ended July 31,
	2007	2006	2007	2006

Net sales	$234,871	$262,617	$505,238	$542,864
Cost of goods sold	113,501	134,571	242,164	273,484
Gross profit	121,370	128,046	263,074	269,380
Selling	78,996	86,744	172,645	183,856
Administrative and other	34,704	32,258	66,103	62,417
Goodwill impairment	—	36,769	—	36,769
	113,700	155,771	238,748	283,042
Operating profit (loss)	7,670	(27,725)	24,326	(13,662)

Other expense (income)
Interest expense	3,625	5,288	7,346	9,989
Interest income	(2,061)	(1,747)	(4,050)	(3,533)
Foreign exchange and other	397	(103)	(151)	(592)
	1,961	3,438	3,145	5,864

Earnings (loss) from continuing operations before before income taxes and minority interest	5,709	(31,163)	21,181	(19,526)
Income tax expense (benefit)	2,510	(10,434)	6,223	(6,975)
Earnings (loss) from continuing operations before minority interest	3,199	(20,729)	14,958	(12,551)
Minority interest	27	40	54	74
Earnings (loss) from continuing operations	3,172	(20,769)	14,904	(12,625)
Loss from discontinued operations (net of income tax expense (benefit) for the three and six month periods ended July 31, 2006 of $892 and $(1,041), respectively)	—	(68,598)	—	(107,351)
Net earnings (loss)	$3,172	$(89,367)	$14,904	$(119,976)

Basic:
Earnings (loss) from continuing operations per common share	$0.08	$(0.52)	$0.38	$(0.31)
Loss from discontinued operations per common share	—	(1.72)	—	(2.66)
Net earnings (loss) per common share	$0.08	$(2.24)	$0.38	$(2.98)
Weighted average number of shares outstanding	39,488	39,821	39,400	40,312

Diluted:
Earnings (loss) from continuing operations per common share	$0.08	$(0.52)	$0.37	$(0.31)
Loss from discontinued operations per common share	—	(1.72)	—	(2.66)
Net earnings (loss) per common share	$0.08	$(2.24)	$0.37	$(2.98)
Weighted average number of shares outstanding	39,835	39,821	39,751	40,312

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 31, 2007	July 31, 2006
Assets
Cash and Cash Equivalents	$90,833	$83,586
Short Term Investments	125,985	73,135
Accounts Receivable, Net	56,822	59,413
Inventories	143,652	199,891
Current Assets - Discontinued Operations	—	49,176
Property, Plant & Equipment, Net	149,368	166,735
Other Assets	201,984	200,708
	$768,644	$832,644

Liabilities and Stockholders’ Equity
Bank and Other Debt	$13,982	$42,104
Bond Debt	197,615	224,492
Current Liabilities - Discontinued Operations	—	48,280
Other Liabilities	185,434	173,527
Stockholders’ Equity	371,613	344,241
	$768,644	$832,644

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	July 31, 2007		July 31, 2006
	Dollars	EPS	Dollars	EPS
Non-GAAP earnings from continuing operations excluding tax on unremitted foreign earnings of subsidiaries, loss from operations of Blyth HomeScents International ("BHI"), restructuring charges of BHI and restructuring charges of PartyLite	$7,255	$0.18	$7,568	$0.19

Non-GAAP tax on unremitted foreign earnings of subsidiaries	(964)	(0.02)	—	—

Non-GAAP ongoing earnings	6,291	0.16	7,568	0.19

Non-GAAP goodwill impairment	—	—	(26,132)	(0.66)

Non-GAAP BHI loss from operations and restructuring	(3,119)	(0.08)	(2,205)	(0.06)

GAAP Earnings from continuing operations	3,172	0.08	(20,769)	(0.52)

GAAP Earnings (loss) from discontinued operations net of income taxes	—	—	(68,598)	(1.72)

GAAP Net earnings/(loss)	$3,172	$0.08	$(89,367)	$(2.24)

	Six Months Ended		Six Months Ended
	July 31, 2007		July 31, 2006
	Dollars	EPS	Dollars	EPS
Non-GAAP earnings from continuing operations excluding tax on unremitted foreign earnings of subsidiaries, loss from operations of Blyth HomeScents International ("BHI"), restructuring charges of BHI and restructuring charges of PartyLite	$23,284	$0.59	$15,825	$0.39

Non-GAAP tax on unremitted foreign earnings of subsidiaries	(3,413)	(0.09)	—	—

Non-GAAP ongoing earnings	19,871	0.50	15,825	0.39

Non-GAAP goodwill impairment	—	—	(26,132)	(0.65)

Non-GAAP BHI loss from operations and restructuring	(4,632)	(0.12)	(2,318)	(0.06)

Non-GAAP restructuring charges PartyLite	(335)	(0.01)	—	—

GAAP Earnings from continuing operations	14,904	0.37	(12,625)	(0.31)

GAAP Earnings (loss) from discontinued operations net of income taxes	—	—	(107,351)	(2.66)

GAAP Net earnings/(loss)	$14,904	$0.37	$(119,976)	$(2.98)